Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-156497 of NexCore Healthcare Capital Corp of our report dated March 31, 2014 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of NexCore Healthcare Capital Corp and subsidiaries as of and for the year ended December 31, 2013.

/s/ EKS&H LLLP

March 31, 2014

Denver, Colorado